EXHIBIT 21

                              MERITAGE CORPORATION
                              LIST OF SUBSIDIARIES

Monterey Homes Arizona, Inc.
Monterey Homes Construction, Inc.
Meritage Homes of Arizona, Inc.
Meritage Paseo Crossing, LLC
Meritage Homes Construction, Inc.
Meritage Paseo Construction, LLC
Hancock-MTH Communities, Inc.
Hancock-MTH Builders, Inc.
MTH-Texas GP, Inc.
MTH-Texas GP II, Inc.
MTH-Texas LP, Inc.
MTH-Texas LP II, Inc.
MTH-Homes Texas, L.P.
MTH-Homes Nevada, Inc.
Meritage Holdings, L.L.C.
Meritage Homes of Northern California, Inc.
MTH Mortgage, LLC
MTH-Cavalier, LLC
Legacy/Monterey Homes, L.P.
Legacy Operating Company, L.P.
Hulen Park Venture, L.L.C.
Texas Home Mortgage Corporation